Exhibit 10(iii).32

AMENDED AND RESTATED CAPITAL PERFORMANCE BONUS PLAN

FOR EXECUTIVE OFFICERS AND KEY EMPLOYEES OF SAFEWAY INC.

Safeway Inc., a Delaware corporation (the “Company”), previously adopted The Capital Performance Bonus Plan for Executive Officers of Safeway Inc. (the “Plan”). The objectives of the Plan are to motivate and reward the Company’s executive officers and key employees to produce results that increase shareholder value and to encourage individual and team behavior that helps the Company achieve both short and long-term corporate objectives.

The Plan is hereby amended and restated in its entirety, effective as of March 7, 2007 (the “Amendment and Restatement Effective Date”). Bonus awards granted under the Plan prior to March 7, 2007 shall be subject to the terms and conditions of the Plan as in effect immediately prior to the Amendment and Restatement Date.

ARTICLE I

DEFINITIONS

Section 1.1 - Base Compensation.  “Base Compensation” of a Participant shall mean the Participant’s regular base salary, excluding bonuses, expense reimbursements, moving expenses, fringe benefits, stock options, restricted stock and other stock-based awards, and other payments which are not considered part of regular base salary, determined without regard to any reduction under a plan subject to Section 125 or 401(k) of the Code or any deferral under a non-qualified deferred compensation plan.

Section 1.2 - Board.  “Board” shall mean the Board of Directors of the Company.

Section 1.3 - CEO.  “CEO” shall mean the chief executive officer of the Company.

Section 1.4 - Code.  “Code” shall mean the Internal Revenue Code of 1986, as amended.

Section 1.5 - Committee.  “Committee” shall mean the Executive Compensation Committee of the Board, or another committee or subcommittee of the Board, appointed as provided in Section 6.1.

Section 1.6 - Eligible Project.  “Eligible Project” shall mean either a First Year Eligible Project or a Third Year Eligible Project. “First Year Eligible Project” shall mean a new store or remodel project which (a) has been (or is expected to be) completed during the Performance Period or the most recently completed fiscal year of the Company immediately preceding the Performance Period (unless otherwise determined by the Committee) and (b) with respect to which an audit has been (or is expected to be) completed during the Performance Period. “Third Year Eligible Project” shall mean a new store or remodel project with respect to which an audit has been (or is expected to be) completed during the second fiscal year of the Company following the fiscal year during which such project was audited as a First Year Eligible Project.

Section 1.7 - Participant.  “Participant” shall mean any executive officer or key employee of the Company who has been selected by the Committee to receive a bonus award under the Plan.

Section 1.8 - Performance Criteria.  “Performance Criteria” shall mean the criteria (and adjustments) that the Committee selects for a bonus award for purposes of establishing the Performance Goal or Performance Goals for a Performance Period, determined as follows:

(a)    The Performance Criteria that shall be used to establish Performance Goals are limited to operating profit and return on invested capital, either of which may be measured either in absolute terms or as compared to any incremental increase or decrease or as compared to results of a peer group.

(b)    The Committee may, in its discretion, at the time of grant, specify in the bonus award that one or more objectively determinable adjustments shall be made to one or more of the Performance Goals for one or more of the items of gain, loss, profit or expense: (i) determined to be extraordinary or unusual in nature or infrequent in occurrence, (ii) related to the disposal or discontinued operation of a segment of a business (whether or not such segment qualifies as a “business segment” under GAAP), (iii) related to a change in accounting principle under GAAP, and (iv) attributable to the business operations of any entity acquired by the Company (or a subsidiary of the Company) during the fiscal year.

Section 1.9 - Performance Goals.  “Performance Goals” shall mean, for a Performance Period, one or more goals established in writing by the Committee for the Performance Period based upon one or more Performance Criteria. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of a division, business unit, store or Eligible Project. The achievement of each Performance Goal (and any adjustments thereto) shall be determined in accordance with GAAP to the extent applicable or, if not applicable, in accordance with the Company’s accounting practices, as in effect on the first day of such Performance Period.

Section 1.10 - Performance Period.  “Performance Period” shall mean one or more periods of time, which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to, and the payment of, a bonus award.

ARTICLE II

BONUS AWARDS

Section 2.1 - Bonus Awards.    Any executive officer or key employee selected by the Committee may be granted one or more bonus awards under the Plan for one or more Performance Periods. For each Performance Period established by the Committee, the Committee shall establish one or more objectively determinable Performance Goals. At the time a bonus award is granted pursuant to this Section 2.1, the Committee shall specify the maximum bonus amount (“Bonus Amount”) to be paid upon the achievement of one or more of the Performance Goals established by the Committee for the Performance Period, which maximum

Bonus Amount may not exceed 30% of the Participant’s Base Compensation payable during the Performance Period.

Section 2.2 - Maximum Bonus Amounts.  Notwithstanding anything to the contrary in Section 2.1, the maximum aggregate amount payable pursuant to all bonus awards granted to the CEO under the Plan during any calendar year shall not exceed $500,000 and the maximum aggregate amount payable pursuant to all bonus awards granted to a Participant (other than the CEO) under the Plan during any calendar year shall not exceed $350,000.

Section 2.3 - Certification; Negative Discretion.  Following the completion of each Performance Period and prior to payment of any bonus award granted under the Plan with respect to such Performance Period, the Committee shall certify in writing whether the applicable Performance Goals have been achieved for such Performance Period. In determining a Participant’s actual bonus amount, the Committee shall have the right to reduce (but not to increase) the amount payable at a given level of performance to take into account the recommendations of the CEO and such additional factors, if any, that the Committee may deem relevant to the assessment of individual or corporate performance for the Performance Period.

SECTION 2.4 - Other Incentive Awards.  The Plan shall not be the exclusive means for the Company to award incentive compensation to Participants. No executive officer or key employee of the Company has a guaranteed right to any discretionary bonus as a substitute for a bonus award under the Plan in the event that Performance Goals are not met or that the Company’s stockholders fail to approve or reapprove the Plan.

ARTICLE III

PAYMENT OF BONUS AWARD

Section 3.1 - Form of Payment.  Each bonus award shall be paid in cash.

Section 3.2 - Timing of Payment.

(a)    Unless otherwise determined by the Committee, each bonus award shall be paid as soon as practicable after the Committee certifies in writing that the Performance Goals specified for such bonus award were in fact satisfied.

(b)    Bonus award payments are not intended to constitute a deferral of compensation subject to Section 409A of the Code and are intended to satisfy the “short-term deferral” exemption under the Treasury Regulations pursuant to Section 409A of the Code. Subject to subsection 3.2(a), and to the extent necessary to cause the bonus awards under the Plan to satisfy the “short-term deferral” exemption under the Treasury Regulations pursuant to Section 409A of the Code, bonus award payments under the Plan shall be made not later than the later of (i) the fifteenth day of the third month following the Participant’s first taxable year in which the right to receive payment of the Bonus Amount is no longer subject to a substantial risk of forfeiture, or (ii) the fifteenth day of the third month following the Company’s first taxable year in which the right to receive payment of the Bonus Amount is no longer subject to a substantial risk of forfeiture.

Section 3.3 - Taxes.  All amounts payable hereunder shall be subject to applicable federal, state, local and foreign tax withholding.

ARTICLE IV

SECTION 162(m)

Section 4.1 - Qualified Performance-Based Compensation.  The Committee, in its discretion, may determine whether a bonus award should qualify as performance-based compensation as described in Section 162(m)(4)(C) of the Code, and may take such actions which it may deem necessary to ensure that such bonus award will so qualify. Any such bonus award shall be subject to any additional limitations set forth in Section 162(m) of the Code (including any amendment to Section 162(m) of the Code) and any regulations or rulings issued thereunder that are requirements for qualifications as performance-based compensation as described in Section 162(m)(4)(C) of the Code, and the Plan shall be deemed amended to the extent necessary to conform to such requirements.

Section 4.2 - Performance Goals.  With respect to any bonus award which the Committee determines should constitute qualified performance-based compensation as described in Section 162(m)(4)(C) of the Code and the Treasury Regulations thereunder, the applicable Performance Goals specified pursuant to Section 2.1 shall be established in writing no later than the ninetieth day following the commencement of the period of service to which the Performance Goals relate; provided, however, that in no event shall the Performance Goals be established after 25% of the period of service (as scheduled in good faith at the time the Performance Goals are established) has elapsed. The achievement of at least one Performance Goals established by the Committee shall be substantially uncertain at the time such Performance Goal is established in writing.

ARTICLE V

TRANSFERS AND TERMINATIONS

SECTION 5.1 - Terminations.  If a Participant’s employment with the Company is terminated for any reason other than death, disability or retirement prior to payment of any bonus award granted under the Plan, all of the Participant’s rights under the Plan shall terminate and the Participant shall not have any right to receive any further payments with respect to any bonus award granted under the Plan. The Committee may, in its discretion, determine what portion, if any, of the Participant’s bonus award granted under the Plan shall be paid if the Participant’s employment has been terminated by reason of death, disability or retirement.

ARTICLE VI

ADMINISTRATION

Section 6.1 - Committee.

(a)    The Committee shall consist solely of two or more persons, each of whom is an “outside director” for purposes of Section 162(m) of the Code, appointed by and holding office at the pleasure of the Board.

(b)    Appointment of Committee members shall be effective upon acceptance of appointment. Committee members may resign at any time by delivering written notice to the Board. Vacancies in the Committee shall be filled by the Board.

Section 6.2 - Duties and Powers of Committee.  It shall be the duty of the Committee to conduct the general administration of the Plan in accordance with its provisions. The Committee shall have the power to interpret the Plan, and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. In its discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan, except with respect to matters which under Section 162(m) of the Code are required to be determined in the discretion of the Committee.

Section 6.3 - Majority Rule; Unanimous Written Consent.  The Committee shall act by a majority of its members in office. The Committee may act either by vote at a meeting or by a memorandum or other written instrument signed by all members of the Committee.

ARTICLE VII

OTHER PROVISIONS

Section 7.1 - Amendment, Suspension or Termination of the Plan.  The Plan does not constitute a promise to pay and may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board. However, with respect to bonus awards granted under the Plan which the Committee determines should constitute qualified performance-based compensation as described in Section 162(m)(4)(C) of the Code and the Treasury Regulations thereunder, no action of the Board or the Committee may modify the Performance Goals applicable to any such bonus award, to the extent such modification would cause the bonus award to fail to constitute qualified performance-based compensation.

Section 7.2 - Effective Date.  The Plan shall be submitted for the approval of the Company’s stockholders. The Committee may grant bonus awards under the Plan at any time on or after the Amendment and Restatement Effective Date; provided, that no bonus amount shall be paid with respect to any bonus award granted under the Plan as amended and restated unless and until the Plan is approved by the Company’s stockholders in accordance with Section 7.3.

SECTION 7.3 - Approval of Plan by Stockholders.

(a)    The Plan shall be submitted for the approval of the Company’s stockholders at the annual meeting of stockholders to be held in calendar year 2007. In the event that the Plan is not so approved, the Plan, as in effect immediately prior to the Amendment and Restatement Effective Date, shall remain in effect.

(b)    The Plan shall be subject to reapproval by the stockholders of the Company not later than the first stockholder meeting that occurs in the fifth year following the year in which the stockholders last approved the Plan, as required under the Treasury Regulations pursuant to Section 162(m) of the Code. In the event that the Plan is not so reapproved, no further bonus awards shall be granted under the Plan on or after the date of such stockholder meeting and any outstanding bonus award granted under the Plan shall be paid in accordance with the terms and conditions of the Plan and such bonus award.

* * * * * *

I hereby certify that the foregoing is a true and correct copy of the Amended and Restated Capital Performance Bonus Plan for Executive Officers and Key Employees of Safeway Inc., as most recently approved by the Board of Directors of Safeway Inc. on March 27, 2007.

Executed on this 17th day of May, 2007.

Safeway Inc.

By:	/s/ Robert A. Gordon
Title:	Senior Vice President, Secretary and General Counsel

* * * * *

I hereby certify that the foregoing Amended and Restated Capital Performance Bonus Plan for Executive Officers and Key Employees of Safeway Inc. was most recently approved by the stockholders of Safeway Inc. on May 16, 2007.

Executed on this 17th day of May, 2007.

Safeway Inc.

By:	/s/ Robert A. Gordon
Title:	Senior Vice President, Secretary and General Counsel